Exhibit 99.2

                                                                   [EXELON LOGO]
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Exelon Corporation                                   www.exeloncorp.com
P.O. Box 805379
Chicago, IL 60680-5379

November 3, 2003


Exelon has scheduled a conference call for 11 AM ET (10 AM CT) on November 3. The call-in number in the US is 877-715-5317 and the international call-in number is 973-582-2720. No password is required. A conference call re-play will be available. The numbers to dial for the re-play are: 877-519-4471 for US callers and 973-341-3080 for international callers. The conference number is 4288403.


Note to Exelon's Financial Community:

                   Exelon Corporation Announces Acquisition of
                    Illinois Power's Assets from Dynegy Inc.

CHICAGO (November 3, 2003) - Exelon Corporation, the parent of Illinois utility ComEd, announced today that it has entered into an agreement to acquire substantially all of the operating assets of Dynegy Inc.'s Illinois Power (IP) business unit. The purchase price of $2.225 billion includes the assumption of approximately $1.8 billion of Illinois Power's debt, a $150 million promissory note from Exelon and approximately $275 million in cash subject to a working capital adjustment.

The transaction is contingent upon the receipt of all regulatory approvals as specified in the purchase agreement, including approval by the Illinois Commerce Commission (ICC) of the asset purchase, the purchase power agreements (PPAs) and bundled rates for residential and small commercial customers through 2010 for both ComEd and Illinois Power. The transaction is also contingent upon Federal Energy Regulatory Commission (FERC) approval of the transaction and the related PPAs between Exelon Generation and its affiliates ComEd and the new Illinois Power business unit. Other required regulatory approvals include the SEC, the FCC, and a Hart Scott Rodino review. Depending on the timing of the various regulatory approvals, the transaction could close in twelve to eighteen months.

Exelon's purchase of the assets of Illinois Power is consistent with the company's strategy to reduce risk and provide predictable earnings and cash flow growth. The assets to be purchased include IP's electric and gas transmission and distribution assets, which serve approximately 590,000 electric customers and 415,000 gas customers in central and southern Illinois. The acquisition provides incremental predictable earnings from IP's transmission and delivery business. The proposed rate increases for both ComEd and IP will be based upon their purchase power and other operating costs and investments in their systems' reliability, subject to ICC approval. The IP transaction is expected to be accretive on a stand-alone basis. Further, the addition of IP's load and the related PPAs add stability to Exelon Generation's supply portfolio.

                          Structure of the Transaction

The transaction is an asset purchase by Exelon Energy Delivery Company, LLC. Exelon Energy Delivery (EED) is the regulated energy transmission and distribution subsidiary of Exelon and is the parent company of ComEd and PECO Energy. The IP assets will be held by a new subsidiary under EED. The sellers are Dynegy Inc. and its subsidiary Illinois Power Company and its subsidiary IP Gas Supply Company. The Illinois Power assets being purchased exclude the $2.3 billion Intercompany Note Receivable from Dynegy.

Dynegy will receive total consideration of $2.225 billion including $275 million of cash and a $150 million promissory note from Exelon Corporation. The promissory note bears interest at a rate of 5%, payable quarterly, and has a stated maturity at December 31, 2010, subject to prepayment or extension depending on the resolution of environmental matters relating to electric generation facilities formerly owned by Illinois Power or upon the occurrence of specified credit rating upgrades for Dynegy. EED's new IP subsidiary will assume approximately $1.8 billion of outstanding debt. The new IP subsidiary will also assume the liabilities of IP other than excluded liabilities related to generation assets once owned and operated by Illinois Power but now owned and operated by another Dynegy subsidiary.

In order to provide for an appropriately capitalized and financially stable utility, Exelon will commit to the ICC to pay down certain outstanding indebtedness of IP using equity contributions. Approximately $260 million of IP debt will be defeased or called at closing of the transaction. An additional $360 million of IP notes will be called at year-end 2006, leaving the new IP business unit with a capital structure of no more than 55% debt and no less than 45% equity at 12/31/06.

                            Purchase Power Agreements

As part of the transaction, Exelon Generation (ExGen) will enter into a new PPA with Dynegy Power Marketing, Inc. (DYPM). Under the new six-year PPA beginning 1/1/05, DYPM will sell ExGen energy, ancillary services and capacity of approximately 2,400 MWs from peaking facilities and about 500 MWs from the Kendall facility. DYPM will also provide to ExGen approximately 3,100 MWs of regulatory capacity from coal-fired generating units. Dynegy will dispatch and sell the energy from these coal assets into the Illinois wholesale marketplace. ExGen will also enter into a new full requirements PPA with Illinois Power.

The PPAs included in the structure of the transaction help balance Exelon's supply-demand portfolio in the Midwest, thereby reducing risk and increasing revenue stability and predictability. ExGen's purchase of capacity from Dynegy provides ExGen with needed mid-range and peaking generating capability to serve retail load in Illinois. The full requirements PPA between ExGen and Illinois Power provides load that can be met with ExGen's existing base load capacity in

Illinois. The PPA would allow ExGen to commit approximately 40% of its uncontracted energy in Illinois to IP's customers.

                              Transaction Time Line

Legislation will be introduced in Illinois during the November veto session that would authorize the ICC to consider the acquisition and rate plan for ComEd and IP in a single proceeding and render a decision on both issues in a nine-month review process. The veto session ends on November 20. If legislation is passed during the veto session, a petition would be filed with the ICC in early December, which would start the nine-month review with a decision expected by early September 2004.

The filings with FERC and the SEC are expected to be made at around the same time as the application is filed with the ICC. Approvals by these federal agencies would ordinarily be expected within a few months following approval by the ICC.

                                Financial Impact

The closing of the transaction would require an estimated $275 million cash payment to Dynegy and approximately $260 million of cash to pay down IP debt. In addition, approximately $360 million of cash is needed to pay down debt in late 2006. The $150 million promissory note will also be funded with cash when conditions are satisfied relating to Dynegy's credit rating or IP's potential exposure for environmental matters relating to its former generation facilities. Exelon's $1 billion of cash to fund the transaction would be funded with equity.

No operating synergy savings are assumed in Exelon's transaction analysis. Further, while it is possible that the equity funding could take place in two or more steps - closing and debt refinancing in late 2006, the transaction analysis is based on the assumption of approximately $1 billion of new equity at closing. Finally, it assumes approval of the PPAs. Based on these assumptions, the acquisition is expected to be approximately $0.05 per share accretive to Exelon's earnings in 2005 and 2006. The earnings impact starting in 2007 would be a function of the rates set by the ICC for the years 2007 through 2010.

Exelon expects EBITDA for Illinois Power to be approximately $300 million in 2005, for the first year after close. The PPA from ExGen to IP is expected to improve ExGen's EBITDA as compared with selling that excess energy into the spot market. This combined EBITDA justifies the acquisition price of $2.225 billion and produces the aforementioned accretion.

The proposed bundled tariff increases for ComEd and IP are based on ComEd's and IP's stand-alone costs for transmission and distribution and relevant market prices for the commodity component of the bundled tariff. The acquisition of IP is dependent upon the proposed rate increases solely because of the need for regulatory certainty in Illinois.

For additional information please contact me at (312) 394-7696 or Marybeth Flater at (312) 394-8354.

Sincerely,

Linda C. Byus, CFA
Vice President Investor Relations

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Except for the historical information contained herein, certain of the matters discussed in this note are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those discussed herein as well as those discussed in Exelon Corporation's 2002 Annual Report on Form10-K in (a) ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook and the Challenges in Managing Our Business for Exelon, ComEd, PECO and Generation and (b) ITEM 8. Financial Statements and Supplementary Data: Exelon--Note 19, ComEd--Note 16, PECO--Note 18 and Generation--Note 13, and (c) other factors discussed in filings with the Securities and Exchange Commission (SEC) by Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Exelon Generation Company, LLC (Registrants). Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this note. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this note.

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    Exelon Corporation is one of the nation's largest electric utilities with approximately 5 million customers and more than $15 billion in annual revenues. The company has one of the industry's largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon distributes electricity to approximately 5 million customers in Illinois and Pennsylvania and gas to approximately 450,000 customers in the Philadelphia area. Exelon is headquartered in Chicago and trades on the NYSE under
                                 the ticker EXC.